Exhibit 99.1

News For Immediate Release

Memorial Resource Development Corp. Announces Third Quarter 2014 Results,

Operational Update, Bolt-On Acquisitions in the Terryville Field and Initial 2015 Guidance

HOUSTON, November 5, 2014 – Memorial Resource Development Corp. (Nasdaq: MRD) announced today its operating and financial results for the three months ended September 30, 2014.

Financial highlights from the third quarter 2014 include:

•	Increased average daily production 72% to 234 MMcfe/d for the third quarter 2014 compared to 136 MMcfe/d for the third quarter 2013

•	Increased Adjusted EBITDA(1) 47% to $83.4 million for the third quarter 2014 compared to $56.8 million for the third quarter 2013

•	Reported Adjusted Net Income(1) of $17.9 million for the third quarter 2014 compared to $18.5 million for the third quarter 2013

Other significant highlights include:

•	Added 6,009 net acres of leasehold in the Terryville Field through a series of bolt-on acquisitions and MRD’s active leasing program

•	Brought online eleven wells in the Terryville Field during the third quarter 2014, including:

•	The four-well TL McCrary pad which achieved a combined thirty-day initial production (“IP”) rate of 60.8 MMcfe/d and came online earlier than anticipated, contributing five days of production during the quarter

•	The four-well Werner pad which had a combined thirty-day IP rate of 60.2 MMcfe/d

•	MRD’s first Upper Deep Pink well which reported a thirty-day IP rate of 7.2 MMcfe/d and performed within expectations for MRD’s first well in this interval further confirming MRD’s assertion of four proven stacked laterals in the overpressured region

•	The two-well Temple pad which had a combined thirty-day IP rate of 21.1 MMcfe/d and represents MRD’s southernmost horizontal wells drilled to date

•	Normalized for 7,500 foot laterals, this two-well pad had a combined thirty-day IP rate of 49.8 MMcfe/d

•	Completed the two-well Colvin Estates pad which came online on October 20, 2014

•	Undergoing initial flowback and currently flowing at a combined rate of 56.1 MMcfe/d, as of November 3, 2014

•	Achieved a combined 11-day IP rate of 32.7 MMcfe/d with both laterals exceeding 8,000 feet

•	Located in Netherland, Sewell & Associates, Inc.’s (“NSAI”) probable category and represents MRD’s easternmost horizontal wells drilled to date

•	Secured a dedicated third-party frac crew in the Terryville Field

“MRD delivered another outstanding quarter that was highlighted by results from the Temple pad, which represents our southernmost wells drilled to date,” said John Weinzierl, Chief Executive Officer of MRD. “In addition, MRD continued to demonstrate its ability to successfully develop the field’s multi-stacked payzones by completing our first Upper Deep Pink well.”

Mr. Weinzierl added, “With over half of our 2014 development program located outside NSAI’s proved acreage, we continue to methodically delineate our position while increasing proved reserves in the Terryville Field. Results have been tremendous thus far, and we are pleased with all of MRD’s step-out wells drilled during the quarter in our four primary Lower Cotton Valley zones.”

Third Quarter 2014 Results

Unless otherwise indicated, the operating and financial results discussed in this press release only include the MRD Segment, which includes all of our operations except for Memorial Production Partners LP and its subsidiaries (“MEMP”).(2)

Net production increased 72% year-over-year to 233.7 MMcfe/d for the third quarter 2014 compared to 136.1 MMcfe/d for the third quarter 2013. Third quarter 2014 net production consisted of 181.8 MMcf/d of natural gas (78%), 6.4 MBbls/d of natural gas liquids (“NGLs”) (16%) and 2.3 MBbls/d of crude oil (6%). During the third quarter 2014, MRD brought online 13 wells, consisting of eleven in the Terryville Field, one in East Texas, and one in the Rockies.

Total revenues increased approximately $38.0 million to $98.3 million for the third quarter 2014 from $60.3 million for the third quarter 2013. The increase was primarily due to drilling activity in North Louisiana and East Texas.

Average realized prices for the third quarter 2014, before the effect of commodity derivatives, were $3.35 per Mcf of natural gas, $37.66 per Bbl of NGLs and $96.65 per Bbl of oil compared to $3.00 per Mcf of natural gas, $38.30 per Bbl of NGLs and $108.44 per Bbl of oil for the third quarter 2013. MRD’s realized pricing varies from NYMEX due to revenue deductions for the net costs of gathering, transporting and processing and regional basis differentials.

Lease operating expense (“LOE”) for the third quarter 2014 was $7.0 million, or $0.33 per Mcfe, compared to $6.1 million, or $0.49 per Mcfe, for the third quarter 2013. The decrease in per unit LOE resulted from increased sales volumes, the lower per unit operating cost attributable to horizontal wells and MRD’s continuous efforts to reduce costs.

Production and ad valorem taxes totaled $3.6 million for the third quarter 2014, or $0.17 per Mcfe, compared to $1.4 million, or $0.11 per Mcfe, for the third quarter 2013. Per unit production and ad valorem taxes increased in the quarter compared to the prior year period primarily due to expiration of reduced rates on certain horizontal wells.

General and administrative (“G&A”) expense for the third quarter 2014 was $10.0 million, or $0.46 per Mcfe, compared to $7.7 million, or $0.61 per Mcfe, for the third quarter 2013. During the third quarter 2014, G&A expense included $1.3 million, or $0.06 per Mcfe, of stock-based compensation expense and $0.5 million, or $0.02 per Mcfe, of acquisition related costs. This compares to $0.7 million, or $0.05 per Mcfe, of acquisition related costs for the prior year period.

Net interest expense during the third quarter 2014 was $9.9 million, including amortization of deferred financing fees of approximately $0.7 million. This compares to net interest expense during the third quarter 2013 of $9.0 million, including amortization of deferred financing fees of approximately $0.7 million. The year-over-year increase in net interest expense is primarily the result of long term debt associated with MRD’s senior unsecured notes.

MRD reported Adjusted Net Income(1) for the third quarter 2014 of $17.9 million compared to $18.5 million for the third quarter 2013.

Operational Update

MRD reported third quarter 2014 average production of 233.7 MMcfe/d. During the quarter, MRD brought online eleven gross horizontal wells targeting the Upper Red, Lower Red, Upper Deep Pink, and Green zones. Third quarter production was higher than management’s expectations primarily due to better than expected results from wells brought online during the quarter. MRD also brought online the four-well TL McCrary pad during the quarter, which was earlier than anticipated. As of November 4, 2014, MRD had a total of 44 horizontal wells producing from the Terryville Field.

The following table provides certain operational data related to MRD’s horizontal wells added in the Terryville Field during the third quarter 2014:

Zone	Wells Completed	Avg. Well Lateral Length (Feet)	Avg. Well 30-Day IP Rate (MMcfe/d)	30-Day IP Rate Per Thousand Foot of Lateral

Upper Red (1) (2)	7	5,192	15.6	3.0
Lower Red (2)	2	4,315	12.7	2.9
Upper Deep Pink	1	6,679	7.2	1.1
Green	1	4,410	0.3	N/M

(1)	Includes two laterals under 3,500 feet. Excluding these two wells, the average lateral length for the Upper Red wells during the quarter would have been approximately 6,106 feet.
(2)	Includes the TL McCrary’s production data from September 25, 2014 extending to October 25, 2014.

In addition to the third quarter operational data noted above, MRD provided the following recent developments in the Terryville Field:

During the quarter, MRD secured a third-party dedicated frac crew in the Terryville Field. As a result, MRD brought online the TL McCrary pad (4 wells) earlier than expected due to the dedicated frac crew’s ability to arrive on location in a more timely manner, thereby reducing downtime. Management previously anticipated these wells to come online during October. To note, this four-well pad contributed only five days of production during the quarter and is expected to be fully recognized in the fourth quarter. As evidenced during the quarter, MRD expects this dedicated frac crew will continue to increase efficiency, reduce costs and ensure the consistency of MRD’s planned drilling schedule by helping to mitigate scheduling delays.

In August, MRD completed the two-well Temple pad targeting the Upper Red zone with opposing laterals. These wells are significant as they represent the southernmost horizontal wells drilled to date. The northern lateral is located within NSAI’s possible category while the southern lateral is located outside of NSAI’s proved, probable and possible (“3P”) categories. The northern lateral achieved a thirty-day IP rate of approximately 12.7 MMcfe/d and had a lateral length of 2,403 feet, which was shorter than planned due to mechanical issues that caused drilling to be terminated prematurely. Normalized for a 7,500 foot lateral, this well would have achieved a thirty-day IP rate of 39.6 MMcfe/d. On a per lateral foot basis, this well reported a thirty-day IP of 5.3 MMcfe/d per 1,000 foot of lateral length, which represents MRD’s best horizontal well drilled to date. The Temple pad’s southern lateral drilled outside of NSAI’s 3P acreage had a thirty-day IP rate of approximately 8.4 MMcfe/d and lateral length of 6,210 feet. This southern lateral was drilled partially out of zone, which caused the well’s effective lateral length to be approximately 3,800 feet. MRD is encouraged by the results of both wells, which exceeded management’s expectations based on each well’s effective lateral length. These results further reinforce MRD’s confidence in its acreage located outside of NSAI’s 3P acreage.

During the quarter, MRD also completed its first horizontal well in the Upper Deep Pink zone. This well was part of the four-well Werner pad located in the eastern portion of the Terryville Field which targeted the Upper Red (3 wells) and Upper Deep Pink (1 well) zones. Notably, three of the laterals extended south into NSAI’s possible category. The pad achieved a combined thirty-day IP rate of approximately 60.2 MMcfe/d. The Upper Deep Pink well reported a thirty-day IP rate of approximately 7.2 MMcfe/d. Due to the fault that runs along the northern edge of MRD’s acreage in the Terryville Field, the northern lateral penetrating the Upper Red zone was drilled with a planned lateral length of 3,410 feet. Excluding the northern lateral, the remaining three wells drilled toward the south had an average lateral length of 7,263 feet and included an 8,300 foot lateral, which represents MRD’s longest lateral drilled to date. Initial type curves indicate the pad is performing in-line with management’s expectations. In addition, the two Upper Red wells toward the south were spaced at an offset interval of approximately 770 feet, with one stacked vertically below the Upper Deep Pink well.

On October 20, 2014, MRD completed the two-well Colvin Estates pad targeting the Upper Red zone. These laterals were spaced approximately 750 feet apart with average lateral lengths of 8,104 feet. The wells represent the easternmost horizontal wells drilled to date and are located within NSAI’s probable category. Initial flowback gas rates are very encouraging, as both wells are maintaining surface flowing pressures in excess of 5,000 psi, while still unloading frac fluids at high rates. As of November 3, 2014, the two-well pad was flowing at a combined rate of 56.1

MMcfe/d and has achieved a combined 11-day IP rate of 32.7 MMcfe/d. MRD believes these results not only further delineate the Terryville Field but also demonstrate MRD’s transition to longer laterals.

In late July, MRD completed a horizontal well outside NSAI’s 3P area and north of a main structure fault targeting the Upper Cotton Valley Green interval, which is normally pressured and shallower than the primary overpressured Lower Cotton Valley zones. MRD believes the results from this well were inconsistent with results from an offsetting vertical well, which showed encouraging production and high liquids yield. While MRD continues to believe the Green zone could prove economic, further technical work is in process to better assess the Green zone and surrounding intervals. MRD expects these results will have no effect on its reserves or valuation as NSAI does not include the Green zone in any proved, probable or possible categories. In addition, management and NSAI attribute no locations to the Green zone when referencing MRD’s future horizontal drilling inventory. Going forward, MRD will continue to focus its efforts on the four overpressured Lower Cotton Valley zones in the Terryville Field.

MRD currently operates six continuous rigs in the Terryville Field and is on-track to add its seventh continuous rig in the field during the first quarter 2015. MRD expects to complete a total of 12 gross (10 net) horizontal wells during the fourth quarter 2014, a majority of which are located in NSAI’s probable reserves category. Additionally, MRD expects its next 350 drilling locations in the Terryville field have an average working interest of approximately 83%.

As previously announced, MRD completed one well in East Texas during the third quarter 2014. Year-to-date, MRD has brought online a total of four new drills in East Texas, all of which continue to perform above management’s expectations. During September, MRD added a rig in East Texas to replace a rig that was previously moved to the Terryville Field in August. MRD has since drilled one additional well that will be completed and turned to sales during the fourth quarter 2014 and is currently drilling a two well pad that should be turned to sales in the first quarter 2015. These three drilling locations in East Texas have an average working interest of approximately 53%, but MRD expects its average working interest for the next ten wells in East Texas to increase to 87%.

Terryville Field Natural Gas Processing Update

As drilling activity increases in the Terryville Field, MRD continues to focus on securing future processing capacity to accommodate the expected increase in production. Recently, MRD entered into an agreement with PennTex North Louisiana, LLC (“PennTex”) to expand available processing capacity in the region. In addition to its current natural gas processing commitments, MRD expects to have access to 200 MMcf/d of cryogenic processing capacity in the second quarter 2015. Furthermore, MRD expects to enter into another agreement with PennTex to provide an additional 200 MMcf/d of cryogenic processing capacity, which is expected to be online in the fourth quarter 2015. When complete, these commitments will provide MRD with access to a total of 805 MMcf/d of processing capacity in the Terryville Field.

Terryville Field Acquisitions and Lease Additions

Since its initial public offering, MRD has increased its ownership in and around the Terryville Field by 7,300 gross (6,009 net) acres through leasing and acquisitions. Upon closing the aforementioned transactions, MRD expects to hold 57,531 net acres in and around the Terryville Field, representing an approximate 12% increase in MRD’s Terryville leasehold position since its initial public offering. These transactions are expected to close in the fourth quarter 2014, subject to customary closing conditions.

Rockies Non-Operated Divestiture

On October 1, 2014, MRD divested its non-operated interest in the Rockies to its affiliate, Memorial Production Partners LP (MEMP), for a purchase price of $15 million. The divested properties are located in Weld County, Colorado in the Wattenberg Field and include interests in 74 gross wells and are 100% non-operated. Estimated third quarter 2014 net production from the properties was approximately 2.9 MMcfe/d, and estimated net proved reserves were 4.7 Bcfe (100% proved developed producing). Notably, the associated production of the divested properties represented approximately 1% of MRD’s total production for the third quarter 2014. Terms of the transaction were approved by MRD’s Board of Directors and MRD’s audit committee, which is comprised entirely of independent directors. Consistent with its strategy, MRD expects to continue to evaluate and potentially drop-down low-decline, long-life assets to MEMP over time and redeploy the associated capital into higher return projects. The transaction had an effective and closing date of October 1, 2014 and did not impact MRD’s borrowing base or previously announced guidance forecast.

Subsequent to the divestiture, MRD’s Rockies region currently includes approximately 1,744 net acres in Garfield County where it targets the Williams Fork, Mancos and Niobrara formations. MRD completed one well in this region during the third quarter.

Previously Announced Full-Year 2014 Operational and Financial Guidance

MRD reiterates its full-year 2014 operational and capital budget guidance provided on August 6, 2014 and is also shown in the tables below. The guidance included in this press release is subject to the cautionary statements and limitations described under the “Cautionary Statement Concerning Forward-Looking Statements” caption of this press release. MRD’s guidance is based on, among other things, its current expectations regarding capital expenditure levels and the assumption that market demand and prices for oil, natural gas and NGLs will continue at a level that allow for economic production of these products.

MRD expects its fiscal year 2014 capital budget to total approximately $351 million, consisting of the following:

Region	($MM)
Terryville	$304
East Texas	29
Rockies	18

Total	$351

Assuming the execution of the capital plan described above, a summary of MRD’s full year 2014 guidance is presented below.

FY 2014
	Low	High
Net Average Daily Production (MMcfe/d)	217 - 245
Natural Gas (MMcf/d)	167 - 188
NGLs (Bbls/d)	5,940 - 6,700
Oil (Bbls/d)	2,450 - 2,770

Average Costs (per Mcfe)
Lease Operating	($0.35) - ($0.30)
Gathering, Processing and Transportation (1)	($0.65) - ($0.55)
Production and Ad Valorem Taxes (2)	($0.25) - ($0.20)
Cash General and Administrative	($0.45) - ($0.35)

Commodity Price Realizations (Unhedged)
Natural Gas Realized Price to NYMEX ($ / Mcf) (3)	97% - 100%
NGL Realized Price (% of WTI)	40% - 45%
Crude Oil Realized Price (% of WTI)	95% - 100%

Drilling Program (4)
Total Wells Spud (Gross)	47
Total Wells Completed (Gross)	39

(1)	Gathering, processing and transportation costs are treated as a deduct from revenue on MRD’s income statement.
(2)	Amount varies based on abatement credits from newer horizontal wells.
(3)	Does not include gathering, processing and transportation costs.
(4)	Includes MRD’s Terryville, East Texas and Rockies regions.

Initial 2015 Operational and Financial Guidance

While MRD has not yet finalized its 2015 budget, management expects its 2015 drilling and completions capital program to total approximately $425 to $500 million, with approximately ninety percent focused on its operations in the Terryville Field. The aforementioned capital budget assumes seven continuous operated rigs in the Terryville Field and one continuous operated rig in East Texas. Management expects to complete approximately 37 to 43 gross wells during 2015, including 32 to 36 gross wells in Terryville Field and 5 to 7 gross wells in East Texas. Furthermore, MRD expects to spud approximately 49 to 55 gross wells during 2015, including 44 to 48 gross wells in Terryville Field and 5 to 7 gross wells in East Texas.

Hedging Update

MRD’s fifteen-lender bank group, led by Bank of America Merrill Lynch, recently completed its semi-annual redetermination of the borrowing base under MRD’s credit facility effective October 3, 2014. Following its mid-year reserve report, MRD increased its hedge positions due to the increase in proved reserves. Furthermore, MRD’s bank group agreed to amend the credit facility to allow for hedging a larger portion of expected future production. MRD may now hedge up to 100% of its anticipated production from its total proved reserves for the first two years and up to 75% for the next three years (e.g. years 3 – 5). MRD took advantage of this increased flexibility to strengthen its overall hedge portfolio and executed additional hedges on a portion of its expected oil, natural gas and NGL volumes. Notably, a majority of these hedges were executed at attractive prices and prior to the recent commodity market downturn beginning in October.

As of November 5, 2014, MRD had derivative contracts representing total natural gas volumes of 335,250,000 MMBtu for the period October 2014 – December 2018 at a weighted average price of $4.00 per MMBtu; total oil volumes of 2,239.5 MBbls for the period October 2014 – December 2018 at a weighted average price of $88.25 per Bbl; and 4,591.9 MBbls of NGLs for the period October 2014 – December 2016 at an average price of $38.34 per Bbl.

Additionally, in an effort to hedge a higher percentage of expected production and protect its future capital budget, MRD recently entered into deferred premium put contracts for certain hedged oil and natural gas volumes. MRD added natural gas deferred premium puts for 2015, 2016, 2017, and 2018. In addition, MRD entered into oil deferred premium put contracts for 2015. Deferred premium puts are similar to standard put options, which limit downside risk while providing upside opportunity, except the premium is not paid until the expiration date. In essence, deferred premium puts align cash inflows and outflows with the settlement of the derivative contract.

The following table reflects MRD’s hedged volumes and corresponding weighted-average price, as of November 5, 2014.

	Oct - Dec 2014	2015	2016	2017	2018

Natural Gas Swap Contracts:
Total Volume (MMBtu)	13,620,000	27,000,000	30,840,000	21,240,000	34,800,000
Weighted Average Fixed Price ($)	$4.18	$4.08	$4.09	$4.24	$4.27

Natural Gas Collar Contracts:
Total Volume (MMBtu)	2,190,000	18,960,000	13,200,000	12,600,000	—
Weighted Average Floor Price ($)	$4.11	$4.14	$4.00	$4.00	—
Weighted Average Ceiling Price ($)	$5.15	$4.61	$4.71	$5.06	—

Natural Gas Put Contracts:
Total Volume (MMBtu)	—	36,000,000	49,200,000	41,400,000	34,200,000
Weighted Average Fixed Price ($)	—	$3.75	$3.75	$3.75	$3.75
Weighted Average Deferred Premium ($)	—	($0.33)	($0.36)	($0.35)	($0.35)

Natural Gas Basis Swap Contracts:
Total Volume (MMBtu)	6,810,000	20,760,000	2,640,000	2,400,000	—
Weighted Average Spread ($)	($0.08)	($0.09)	($0.08)	($0.08)	—

Crude Oil Swaps Contract Contracts:
Total Volume (Bbl)	168,000	558,000	102,000	336,000	379,500
Weighted Average Fixed Price ($)	$94.43	$91.67	$84.80	$84.70	$84.50

Crude Oil Collar Contract Contracts:
Total Volume (Bbl)	36,000	24,000	324,000	—	—
Weighted Average Floor Price ($)	$86.67	$85.00	$80.00	—	—
Weighted Average Ceiling Price ($)	$112.33	$101.35	$99.70	—	—

Crude Oil Put Contracts:
Total Volume (Bbl)	—	312,000	—	—	—
Weighted Average Fixed Price ($)	—	$85.00	—	—	—
Weighted Average Deferred Premium ($)	—	($3.80)	—	—	—

Natural Gas Liquids Derivative Contracts:
Total Volume (Bbl)	552,000	1,812,000	2,227,895	—	—
Weighted Average Fixed Price ($)	$44.84	$41.61	$34.06	—	—

For more detailed information about MRD’s hedging program as of November 5, 2014, please see the “Commodity Hedging Overview” presentation on MRD’s website, www.memorialrd.com, under the Investor Relations section.

Financial Update

During the second quarter 2014, MRD priced its private placement of $600 million in aggregate principal amount of 5.875% senior unsecured notes, which ultimately closed during the third quarter. On July 10, 2014, MRD used the net proceeds of approximately $586 million to repay a portion of the borrowings outstanding under its revolving credit facility.

Upon MRD’s semi-annual borrowing base redetermination effective October 3, 2014, MRD’s borrowing base was increased by $56.5 million to $725.0 million. The next re-determination of the borrowing base utilizing 2014 year-end reserves is scheduled to occur on or about April 2015.

Total debt outstanding as of September 30, 2014, was $628.0 million, including $28.0 million of debt outstanding under MRD’s revolving credit facility and $600.0 million of senior notes due 2022. As of September 30, 2014, pro forma for the redetermination, MRD had approximately $697.0 million of available borrowing capacity under its revolving credit facility and approximately $9.8 million of cash and cash equivalents, providing total liquidity of approximately $706.8 million.

Capital expenditures totaled $102 million in the third quarter 2014. Approximately 92% of the quarter’s total capital expenditures were spent in the Terryville Field drilling and completing wells. For the nine months ended September 30, 2014, MRD’s total capital expenditures were $269 million and related to drilling, recompletions and capital workovers. During this time, MRD spent approximately 84% in the Terryville Field, 8% in East Texas and 8% in the Rockies.

Quarterly Report on Form 10-Q

MRD’s financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, which will be filed with the U.S Securities and Exchange Commission (“SEC”) on or before November 5, 2014.

Upcoming Conferences

Members of MRD’s management team intend to participate in the following upcoming investment conferences:

•	November 11, 2014 – Stephens Fall Investment Conference (New York, NY)

•	November 12, 2014 – Barclays Small & Mid Cap Conference (New York, NY)

•	November 13 – 14, 2014 – Bank of America Merrill Lynch Global Energy Conference (Miami, FL)

•	November 17, 2014 – IBERIA Capital Partners Bus Tour (Houston, TX)

•	December 10, 2014 – Wells Fargo Securities Energy Symposium (New York, NY)

Presentation materials for all conferences mentioned above will be available on MRD’s website at www.memorialrd.com on or prior to the day of the respective presentation.

Conference Call and Webcast

MRD will host an investor conference call today at 2:00 p.m. Central (3:00 p.m. Eastern) to discuss these operating and financial results. Interested parties may join the webcast by visiting MRD’s website www.memorialrd.com and clicking on the webcast link or by dialing (844) 735-9435, or (804) 681-3660 for international calls, at least 15 minutes before the call begins and providing the passcode 21419111. The webcast and a telephonic replay will be available for seven days following the call and may be accessed by visiting MRD’s website www.memorialrd.com or by dialing (855) 859-2056 and providing the passcode 21419111.

(1) Adjusted EBITDA and Adjusted Net Income are non-GAAP financial measures. Please see the reconciliation to the most comparable measures calculated in accordance with GAAP in the “Use of Non-GAAP Financial Measures” section of this press release.

(2) Because MRD controls MEMP through the ownership of its general partner, MRD is required to consolidate MEMP for accounting and financial reporting purposes even though MRD only owns a 0.1% general partner interest and 50% of the incentive distribution rights in MEMP. MRD’s consolidated financial statements include two reportable business segments: (i) the MRD Segment, which reflects all of our operations except for MEMP and its subsidiaries and (ii) the MEMP Segment, which reflects the operations of MEMP and its subsidiaries. Although consolidated for accounting and financial reporting purposes, MRD and MEMP each have independent capital structures. The MRD Segment accounts for its investment in MEMP under the equity method. Please refer to MRD’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 for additional information.

About Memorial Resource Development Corp.

Memorial Resource Development Corp. is an independent natural gas and oil company engaged in the acquisition, exploration and development of natural gas and oil properties primarily in North Louisiana and East Texas. For more information, please visit our website at www.memorialrd.com.

Cautionary Statement Concerning Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “will,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond MRD’s control. All statements, other than historical facts included in this press release, that address activities, events or developments that MRD expects or anticipates will or may occur in the future, including those related to Terryville Mineral & Royalty Partners LP and such things as MRD’s future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strengths, goals, expansion and growth of MRD’s business and operations, plans, market conditions, references to future success, references to intentions as to future matters and other such matters are forward-looking statements. All forward-looking statements speak only as of the date of this press release. Although MRD believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

MRD cautions you that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond MRD’s control, incident to the exploration for and development, production, gathering and sale of natural gas and oil. These risks include, but are not limited to: commodity price volatility; inflation; lack of availability of drilling and production equipment and services; environmental risks; drilling and other operating risks; regulatory changes; the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital; and the timing of development expenditures. Information concerning these and other factors can be found in MRD’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K. Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by MRD will be realized, or even if realized, that they will have the expected consequences to or effects on MRD, its business or operations. MRD has no intention, and disclaims any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA and Adjusted Net Income. The accompanying schedules provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. MRD’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. MRD’s non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as MRD does.

Memorial Resource Development Corp.

Operating Data - MRD Segment

	For the Three Months
	Ended September 30,
	2014	2013
Production volumes:
Oil Sales (MBbls)	209	153
NGL Sales (MBbls)	586	437
Natural Gas Sales (MMcf)	16,729	8,991

Total (MMcfe)	21,503	12,523
Total (MMcfe/d)	234	136

Average sales price (excluding commodity derivatives):
Oil (Bbl)	$96.65	$108.44
NGL (Bbl)	37.66	38.30
Natural gas (Mcf)	3.35	3.00

Total (Mcfe)	$4.57	$4.81

Average unit costs per Mcfe:
Lease operating expense	$0.33	$0.49
Production and ad valorem taxes	$0.17	$0.11
General and administrative	$0.46	$0.61
Cash settlements (paid) received on commodity derivatives	$0.17	$0.27

Memorial Resource Development Corp.

Statements of Operations - MRD Segment

	For the Three Months
	Ended September 30,
(Amounts in $000s)	2014	2013

Revenues:
Oil & natural gas sales	$98,337	$60,179
Other income	5	115

Total revenues	98,342	60,294

Costs and Expenses:
Lease operating	6,991	6,144
Exploration	133	439
Production and ad valorem taxes	3,571	1,354
Depreciation, depletion and amortization	39,550	20,476
General and administrative	9,982	7,653
Incentive unit compensation expense	25,550	19,069
Accretion of asset retirement obligations	170	178
(Gain) loss on commodity derivatives instruments	(33,090)	213
(Gain) loss on sale of properties	—	(90,083)

Total costs and expenses	52,857	(34,557)

Operating Income (loss)	45,485	94,851

Other Income (Expense):
Interest expense, net	(9,886)	(9,041)
Equity income (loss)	86	(10,838)
Other income	15	49

Total Other Income (Expense)	(9,785)	(19,830)

Income before income taxes	35,700	75,021

Income tax benefit (expense)	(25,834)	(1,147)

Net income (loss)	$9,866	$73,874

Memorial Resource Development Corp.

Calculation of Adjusted EBITDA - MRD Segment

We evaluate segment performance based on Adjusted EBITDA. Adjusted EBITDA is defined as net income (loss), plus interest expense; debt extinguishment costs; income tax expense; depreciation, depletion and amortization; impairment of goodwill and long-lived properties; accretion of asset retirement obligations; losses on commodity derivative contracts and cash settlements received; losses on sale of properties; stock-based compensation; incentive-based compensation expenses; exploration costs; provision for environmental remediation; equity loss from MEMP; cash distributions from MEMP; acquisition related costs; amortization of investment premium; and other non-routine items, less interest income; income tax benefit; gains on commodity derivative contracts and cash settlements paid; equity income from MEMP; gains on sale of assets and other non-routine items.

The following table presents the MRD Segment information for the periods indicated:

	For the Three Months
	Ended September 30,
(Amounts in $000s)	2014	2013

MRD Segment net income (loss)	$9,866	$73,874

Add (Deduct):

Interest expense, net	9,886	9,041
Income tax expense (benefit)	25,834	1,147
Depreciation, depletion and amortization	39,550	20,476
Accretion of asset retirement obligations	170	178
(Gains) losses on commodity derivatives	(33,090)	213
Cash settlements received (paid) on commodity derivatives	3,699	3,368
Acquisition related costs	500	667
Stock-based compensation	1,312	—
Incentive-based unit compensation expenses	25,550	19,069
(Gain) loss on sale of properties	—	(90,083)
Exploration costs	133	439
Non-cash equity (income) loss from MEMP	(86)	12,058
Cash distributions from MEMP	64	6,389

MRD Segment Adjusted EBITDA:	$83,388	$56,836

Memorial Resource Development Corp.

Calculation of Adjusted Net Income - MRD Segment

MRD Segment Adjusted Net Income is a supplemental non-GAAP financial measure that is used by external users of MRD’s financial statements. We define MRD Segment Adjusted Net Income as net income excluding the impact of certain items including gains or losses on commodity derivative instruments not yet settled, gains or losses on sales of properties, debt extinguishment costs, equity income in MEMP, impairment of oil and gas properties, stock-based compensation and incentive-unit compensation expense. We believe MRD Segment Adjusted Net Income is useful to investors because it provides readers with a more meaningful measure of our profitability before recording certain items for which the timing or amount cannot be reasonably determined. However, this measure is provided in addition to, not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP. The following table provides a reconciliation of net income (loss) as determined in accordance with GAAP to adjusted net income for the periods indicated:

The following table presents the MRD Segment information for the periods indicated:

	For the Three Months
	Ended September 30,
(Amounts in $000s)	2014	2013

MRD Segment net income (loss)	$9,866	$73,874

Add (Deduct):
(Gains) losses on commodity derivatives	(33,090)	213
Cash settlements (paid) received on commodity derivatives	3,699	3,368
(Gain) loss on sale of properties	—	(90,083)
Stock-based compensation	1,312	—
Incentive-unit compensation expenses	25,550	19,069
Equity (income) loss in MEMP	(86)	12,058

MRD Segment Adjusted Net Income Before Tax Effect	7,251	18,499

Tax effect related to adjustments	10,653	—

MRD Segment Adjusted Net Income	$17,904	$18,499

Memorial Resource Development Corp.

Commodity Hedge Positions - MRD Segment

At September 30, 2014, the MRD Segment had the following open commodity positions:

	Remaining
	2014	2015	2016	2017	2018
Natural Gas Derivative Contracts:
Fixed price swap contracts:
Average Monthly Volume (MMBtu)	4,540,000	2,250,000	1,670,000	1,270,000	1,500,000
Weighted-average fixed price	$4.18	$4.08	$4.18	$4.30	$4.30

Collar contracts:
Average Monthly Volume (MMBtu)	730,000	1,580,000	1,100,000	1,050,000	—
Weighted-average floor price	$4.11	$4.14	$4.00	$4.00	$—
Weighted-average ceiling price	$5.15	$4.61	$4.71	$5.06	$—

TGT Z1 basis swaps:
Average Monthly Volume (MMBtu)	2,270,000	1,730,000	220,000	200,000	—
Spread	$(0.08)	$(0.09)	$(0.08)	$(0.08)	$—

Crude Oil Derivative Contracts:
Fixed price swap contracts:
Average Monthly Volume (Bbls)	56,000	33,500	—	9,500	7,625
Weighted-average fixed price	$94.43	$93.86	$—	$87.62	$87.00

Collar contracts:
Average Monthly Volume (Bbls)	12,000	2,000	27,000	—	—
Weighted-average floor price	$86.67	$85.00	$80.00	$—	$—
Weighted-average ceiling price	$112.33	$101.35	$99.70	$—	$—

Put option contracts:
Average Monthly Volume (Bbls)	—	26,000	—	—	—
Weighted-average fixed price	$—	$85.00	$—	$—	$—
Weighted-average deferred premium	$—	$(3.80)	$—	$—	$—

NGL Derivative Contracts:
Fixed price swap contracts:
Average Monthly Volume (Bbls)	184,000	151,000	148,500	—	—
Weighted-average fixed price	$44.84	$41.61	$39.75	$—	$—

Memorial Resource Development Corp.

Statements of Operations - MRD Corp. Consolidated

Included below is our consolidated and combined statement of operations disaggregated by reportable segment for the period indicated:

	For the Three Months
	Ended September 30, 2014
	MRD	MEMP	Other, Adjustments & Eliminations	Consolidated & Combined Totals
Revenues:
Oil & natural gas sales	$98,337	$145,824	$—	$244,161
Other revenues	5	1,419	(92)	1,332

Total revenues	98,342	147,243	(92)	245,493

Costs and expenses:
Lease operating	6,991	39,312	(92)	46,211
Pipeline operating	—	431	—	431
Exploration	133	42	—	175
Production and ad valorem taxes	3,571	10,469	—	14,040
Depreciation, depletion, and amortization	39,550	43,928	969	84,447
Impairment of proved oil and natural gas properties	—	67,181	—	67,181
Incentive unit compensation expense	25,550	—	—	25,550
General and administrative	9,982	11,214	—	21,196
Accretion of asset retirement obligations	170	1,383	—	1,553
(Gain) loss on commodity derivative instruments	(33,090)	(156,402)	—	(189,492)
(Gain) loss on sale of properties	—	—	—	—

Total costs and expenses	52,857	17,558	877	71,292

Operating income (loss)	45,485	129,685	(969)	174,201
Other income (expense):
Interest expense, net	(9,886)	(26,459)	—	(36,345)
Loss on extinguishment of debt	—	—	—	—
Earnings from equity investments	86	—	(86)	—
Other, net	15	—	—	15

Total other income (expense)	(9,785)	(26,459)	(86)	(36,330)

Income (loss) before income taxes	35,700	103,226	(1,055)	137,871
Income tax benefit (expense)	(25,834)	—	—	(25,834)

Net income (loss)	$9,866	$103,226	$(1,055)	$112,037

	For the Three Months
	Ended September 30, 2013
	MRD	MEMP	Other, Adjustments & Eliminations	Consolidated & Combined Totals
Revenues:
Oil & natural gas sales	$60,179	$92,583	$—	$152,762
Other revenues	115	657	(19)	753

Total revenues	60,294	93,240	(19)	153,515

Costs and expenses:
Lease operating	6,144	23,334	(83)	29,395
Pipeline operating	—	394	—	394
Exploration	439	853	—	1,292
Production and ad valorem taxes	1,354	6,068	—	7,422
Depreciation, depletion, and amortization	20,476	24,660	—	45,136
Impairment of proved oil and natural gas properties	—	50,310	(50,289)	21
Incentive unit compensation expense	19,069	—	—	19,069
General and administrative	7,653	11,928	65	19,646
Accretion of asset retirement obligations	178	1,176	—	1,354
(Gain) loss on commodity derivative instruments	213	1,815	—	2,028
(Gain) loss on sale of properties	(90,083)	20	—	(90,063)
Other, net	—	50	(26)	24

Total costs and expenses	(34,557)	120,608	(50,333)	35,718

Operating income (loss)	94,851	(27,368)	50,314	117,797
Other income (expense):
Interest expense, net	(9,041)	(11,574)	—	(20,615)
Earnings from equity investments	(10,838)	—	10,838	—
Other, net	49	—	(25)	24

Total other income (expense)	(19,830)	(11,574)	10,813	(20,591)

Income (loss) before income taxes	75,021	(38,942)	61,127	97,206
Income tax benefit (expense)	(1,147)	(97)	—	(1,244)

Net income (loss)	$73,874	$(39,039)	$61,127	$95,962

Contact:

Memorial Resource Development Corp.

Hays Mabry – Manager, Investor Relations

(713) 588-8339

ir@memorialrd.com